Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Defiance Financial Corp. 2005 Stock Option and Incentive Plan; Registration Statement (Form S-8) pertaining to the First Defiance Financial Corp. 2001 Stock Option and Incentive Plan; Registration Statement (Form S-8) pertaining to the First Defiance Financial Corp. 1993 Stock Incentive Plan and the 1993 Director’s Stock Option Plan; and Registration Statement (Form S-8) pertaining to First Defiance Financial Corp. Employee Investment Plan of our reports dated March 16, 2009 on the consolidated financial statements and the effectiveness of internal control over financial reporting of First Defiance Financial Corp. which report are included in Form 10-K for First Defiance Financial Corp. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Cleveland, Ohio

March 16, 2009